Exhibit 99.2

LJ Energy Services
Intermediate Holding Corp.
Condensed Consolidated Financial Statements
Six Months Ended June 30, 2021

LJ Energy Services Intermediate Holding Corp.
Index
June 30, 2021

LJ Energy Services Intermediate Holding Corp.
Condensed Consolidated Balance Sheet
June 30, 2021
(unaudited)
(amounts in thousands of dollars)

June 30, 2021
Assets
Current assets
Cash and cash equivalents	$60,535
Accounts receivable, net	138,327
Inventories	3,036
Prepaid expenses and other current assets	11,988
Total current assets	213,886

Property, plant and equipment, net	139,790
Operating lease right-of-use assets	37,160
Goodwill	315,415
Other intangible assets, net	189,515
Other assets	2,108
Total assets	$897,874

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$27,174
Accrued liabilities	69,914
Income tax payable	650
Current maturities of long-term debt	5,901
Current maturities of operating lease liabilities	12,691
Total current liabilities	116,330

Long-term debt, net	539,291
Operating lease liabilities	25,066
Deferred tax liabilities	25,374
Total liabilities	706,061

Commitments and contingencies (See Note 11)

Stockholders’ equity
Common stock, par value $0.01 per share
Authorized 100 shares; issued and outstanding 100 shares at June 30, 2021	—
Additional paid-in capital	340,094
Accumulated deficit	(148,527)
Accumulated other comprehensive income	246
Total stockholders’ equity	191,813
Total liabilities and stockholders’ equity	$897,874
The accompanying notes are an integral part of these condensed consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Condensed Consolidated Statement of Income and Comprehensive Income
Six Months Ended June 30, 2021
(unaudited)
(amounts in thousands of dollars)

Six Months Ended June 30, 2021
Revenue	$372,703
Cost of revenue, exclusive of depreciation shown separately below	258,823
Depreciation expense	19,391
Gross profit	94,489

Operating expenses
Selling, general and administrative expense	56,263
Depreciation and amortization expense	9,523
Transaction and restructuring expenses	953
Profits-interest units compensation expense	441
Income on sale of assets	(240)
Total operating expenses	66,940
Operating income	27,549

Other income (expense)
Interest expense	(18,454)
Total other expense	(18,454)
Income before income taxes	9,095

Income tax expense	2,934
Net Income	6,161
Currency translation adjustment	(1)
Total comprehensive income	$6,160
The accompanying notes are an integral part of these condensed consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Condensed Consolidated Statement of Stockholders' Equity
Six Months Ended June 30, 2021
(unaudited)
(amounts in thousands of dollars)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balances at December 31, 2020	—	$339,674	$(154,688)	$247	185,233
Currency translation	—	—	—	(1)	(1)
Return of capital	—	(21)	—	—	(21)
Profits-interest units compensation expense	—	441	—	—	441
Net income	—	—	6,161	—	6,161
Balances at June 30, 2021	—	$340,094	$(148,527)	$246	$191,813
The accompanying notes are an integral part of these condensed consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Condensed Consolidated Statement of Cash Flows
Six Months Ended June 30, 2021
(unaudited)
(amounts in thousands of dollars)

Six Months Ended June 30, 2021
Cash flows from operating activities
Net income	$6,161
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	28,914
Amortization of deferred financing costs	1,842
Deferred income taxes	2,717
Loss on sale of assets	(240)
Bad debt expense (recoveries)	(195)
Profits-interest units compensation expense	441
Accounts receivable	(22,846)
Inventory	(350)
Prepaid expenses and other current assets	(4,047)
Accounts payable	1,694
Accrued liabilities	7,232
Income tax	488
Other assets	(1,223)
Net cash provided by operating activities	20,588

Cash flows from investing activities
Capital expenditures	(10,504)
Proceeds from sale of assets	300
Net cash used in investing activities	(10,204)

Cash flows from financing activities
Principal payments on long-term debt	(2,936)
Capital distribution	(21)
Deferred financing costs	(120)
Net cash used in financing activities	(3,077)
Net increase (decrease) in cash and cash equivalents	7,307

Cash and cash equivalents
Beginning of year	53,228
End of year	$60,535

Supplemental cash flow information
Cash paid for interest	$16,794
Cash paid for taxes, net of refunds	(222)

Noncash operating, investing and financing activities
Capital expenditures included in accounts payable	$779
The accompanying notes are an integral part of these condensed consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)

1.Description of Business

LJ Energy Services Intermediate Holding Corp. (“the Company”) is a Delaware corporation formed on October 30, 2014. The Company provides industrial maintenance services primarily to the energy, petrochemical, and utility markets in the United States. Its core services are essential to improving or maintaining the efficiency and operability of customer facilities as well as extending the useful lives of process equipment and facilities.

The Company does business as HydroChemPSC through primarily two subsidiaries, PSC Industrial Outsourcing LP and HydroChem LLC.

2.    Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Unaudited Condensed Consolidated Financial Statements
The accompanying unaudited condensed consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2021, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made that are considered necessary for a fair presentation of the financial position of the Company as of June 30, 2021 and the results of operations and cash flows for the six months ended June 30, 2021. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

Certain information and disclosures normally included in the notes to annual financial statements prepared in accordance with GAAP have been omitted from these interim financial statements. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2020.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material. On an ongoing basis, estimates are reviewed based on information that is currently available. The Company considered the impact of COVID-19 on the assumptions and estimates used in the preparation of the financial statements and did not identify any significant changes in estimates. Specifically, management concluded that there had not been any triggering events requiring further assessment of asset impairments and that our goodwill and indefinite lived intangible assets were valued appropriately based on our annual evaluation as of December 31, 2020. Management also assessed the extent to which the current macroeconomic events brought about by COVID-19 may have impacted the valuation of allowance for doubtful accounts or resulted in modifications to any significant contracts. Ultimately the results of these assessments did not have a material impact on the Company's estimates as of June 30, 2021. However, the Company's future assessment of the magnitude and duration of COVID-19/coronavirus, as well as other factors, could result in material impacts to the Consolidated Financial Statements in future reporting periods.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments with initial maturities of three months or less. The Company’s cash equivalents consist primarily of overnight commercial bank and money market deposits. The carrying amounts reported in the balance sheet approximate fair value.

Accounts Receivable
Accounts receivable represent amounts currently due from customers, but not yet collected. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The allowance consists of amounts specifically reserved for certain receivables, as well as an additional reserve amount determined by historical write-off experience and current economic conditions. Account balances are charged against the allowance when it becomes apparent, based on the age of the customer receivable or other circumstances, that amounts will not be collected. The allowance for doubtful accounts was $690 as of June 30, 2021.

Inventories
Inventories are valued at the lower of cost or market using the average cost method. Inventories primarily consist of chemicals and parts used in the ordinary course of business.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, and depreciation is computed using the straight-line method, net of estimated salvage values, over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Estimated useful lives are as follows:

Useful Lives
(years)

Buildings	30
Equipment	3-20
Technology	3-7

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is recognized in the consolidated statement of income (loss) and comprehensive income (loss).

Fair Value of Financial Instruments
Fair value is defined under Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.
The Company has a number of financial instruments, none which are held for trading purposes. For fair value disclosure purposes, long-term debt is valued at rates currently available to the Company for issuances with similar terms and remaining maturities. The reported amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

Deferred Financing Costs
Deferred financing costs are deducted from the carrying value of debt and amortized to interest expense over the life of the related debt using the effective interest method.

Goodwill and Indefinite Lived Intangible Assets
ASC 350 “Goodwill and Other Intangible Assets” provides that goodwill and other intangible assets that have indefinite useful lives are not amortized but must be tested at least annually for impairment. ASC 350 also provides specific guidance for testing goodwill and other indefinite-lived intangible assets for impairment. The first step in testing for goodwill impairment compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit’s goodwill to the fair value of the goodwill. An impairment charge is recognized for any amount by which the carrying value of a reporting unit’s goodwill exceeds its implied fair value.

Management considers the HydroChem trade name to have indefinite useful life and, accordingly, it is not subject to amortization. The Company reached this conclusion principally due to the longevity of the name and the associated subsidiary names, and because the Company considered renewal upon the legal limit of the trade name as perfunctory.

Long-Lived Assets and Amortizable Intangible Assets
The Company reviews its long-lived assets, including its intangible assets with finite useful lives, for impairment if events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, as required by ASC 360 “Accounting for the Impairment or Disposal of Long-Lived Assets”. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset or asset group are compared to the asset or asset groups’ carrying amount to determine if an impairment is necessary. This requires management to make long-term forecasts of the future revenues and costs related to the assets or asset groups subject to review. Forecasts require assumptions about demand for the Company’s services and future conditions in the end markets the Company serves. Since estimating future cash flows requires significant judgment, the Company’s projections may vary from cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between fair value of such asset or asset group and its carrying value. Such expense would be reflected in operating expenses.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)

The Company estimates the useful life and fair value of purchased intangible assets at the time of acquisition and periodically reviews these estimates to determine whether these lives are appropriate. The Company’s intangible assets subject to amortization consist primarily of customer relationships, trademarks and tradenames and developed technology. Customer relationships, which include the fair value of acquired customer contracts, are amortized over the period in which the economic benefits of the intangible assets are consumed or otherwise used up, which is estimated from 10 to 27.5 years. Estimated future cash flows were derived based on detailed budgets and projections prepared by management. Trademarks and tradenames were evaluated using a discounted cash flow methodology and are amortized over a term of ten years. Developed technology assets are amortized on a straight-line basis over a term of ten years. Estimated future cash flows for each technology asset were derived based on detailed budgets and projections prepared by management.

Revenue Recognition
Revenue is recognized in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Service revenue is recognized when the service is rendered.

Contract Identification: The Company accounts for a contract when it is approved, both parties are committed, the rights of the parties are identified, payment terms are defined, the contract has commercial substance and collection of consideration is probable.

Performance Obligations: A performance obligation is a promise in a contract to transfer a distinct good or service to the customer under ASC 606. The majority of the Company’s contracts with customers contain a single performance obligation to provide agreed-upon products or services. For contracts with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price. In accordance with ASC 606, the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer.

Contract Value: Revenue is measured based on the amount of consideration specified in the contracts with the Company’s customers and excludes any amounts collected on behalf of third parties. The Company has elected the practical expedient to exclude amounts collected from customers for all sales (and other similar) taxes. The estimation of total revenue from a customer contract is subject to elements of variable consideration. Certain customers may receive rebates or discounts which are accounted for as variable consideration. The Company estimates variable consideration as the most likely amount to which it expects to be entitled, and includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved. The Company’s estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historic, current, forecast) that is reasonably available to the Company.

Timing of Recognition: The Company recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer. The performance obligations are satisfied at a point in time or over time as work progresses. The Company primarily accounts for its performance obligations under the series guidance, using the as-invoiced practical expedient when applicable. The Company applies the as-invoiced practical expedient to record revenue as the services are provided, given the nature of the services provided and the frequency of billing under the customer contracts. Under this

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
practical expedient, the Company recognizes revenue in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date and for which the Company has the right to invoice the customer. The majority of this revenue is services that are delivered to customers on a daily basis.

Portfolio Approach: The Company has elected to apply the new revenue standard to a portfolio of contracts with similar characteristics as it reasonably expects the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.

Contract Balances: Contract balances are determined on a contract by contract basis. Contract assets represent revenue recognized for goods and services provided to the Company’s customers when payment is conditioned on something other than the passage of time. Similarly, when the Company receives consideration, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a sales contract, the Company will record a contract liability.

Disaggregation of Revenues: As a nonpublic company the Company has elected not to apply the quantitative disaggregation of revenue. The location of the Company’s customers and the types of contracts entered into may affect the nature, amount, timing, and uncertainty of revenue and cash flows.

Leases
Amounts for operating lease right-of-use assets are recorded in Operating lease right-of-use assets on the Consolidated Balance Sheets. The current and long-term portion of the operating lease liabilities are reflected in Current maturities of operating lease liabilities and Operating lease liabilities, respectively, on the Consolidated Balance Sheets. Amounts for our financing leases are recorded in property and equipment, net of accumulated depreciation, and current or long-term debt in the Consolidated Balance Sheets, as appropriate. The Company includes renewal periods in a lease term if the Company is reasonably certain to exercise available renewal options and include the impact of termination options on a lease term if the Company is reasonably certain not to exercise the termination option.

Insurance Reserves
The Company’s worker’s compensation, property and casualty and group health insurance reserves are based upon management’s assumptions and estimates regarding the probable outcome of the claims. Losses up to the deductible or self-insured amount, as applicable, for the Company’s different insurance policies are accrued based upon the Company’s estimates of the ultimate liability for claims incurred. The accruals are based on all available information at the time the financial statements are prepared. The Company estimates its exposure for individual claims and then makes percentage adjustments for possible increases based on historical data reflecting the type and age of the claim. From time to time the Company obtains an actuarial estimate of its insurance liability. Should the outcome differ from management’s assumptions and estimates or should the insurance carriers become insolvent and unable to cover claims in excess of the Company’s deductible, revisions to the estimated reserves would be required. The Company’s insurance reserves consist of estimated claims incurred but not reported at the balance sheet date and are based upon historical payment trends.

Income Taxes
Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. The deferred income tax provision represents the change during the reporting period in the deferred tax assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be recovered or settled. Deferred tax assets may include tax loss carryforwards and are reduced by a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable and cash deposits. The Company maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. The Company has not incurred to date nor does it expect to incur any losses related to the cash deposits.

The Company grants credit, generally without collateral, to its customers located primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout such countries. However, the Company generally is entitled to payment for work performed and has certain lien rights on that work.

Management believes the Company’s credit risk in its portfolio of accounts receivable is adequately reserved. Receivables with any one particular customer could be material at a point in time and if a bankruptcy occurred with one of these customers, the loss could be material. Management believes timely collection of trade receivables minimizes associated credit risk. On a periodic basis, management evaluates the creditworthiness of the Company’s customers and monitors accounts receivable, but typically does not require collateral. For the six months ended June 30, 2021, no customer represented more than 10% of revenue.

Foreign Currency Translation and Transactions
The functional currency of the Company’s foreign subsidiary is the local currency. The subsidiary is not material to the consolidated financial statements. The assets and liabilities denominated in the foreign currency are translated at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using an average exchange rate during the period. There are foreign currency translation losses of $8 reflected as a component of selling, general and administration expense for the six months ended June 30, 2021.

New Accounting Pronouncements
There were no significant new accounting standards adopted or new accounting pronouncements that would have a potential effect on the Company as of June 30, 2021.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
3.    Property, Plant and Equipment

June 30, 2021
Equipment	$338,671
Buildings and improvements	14,959
Technology	13,091
Land	4,425
371,146
Less - Accumulated depreciation	(231,356)
Property, plant and equipment, net	$139,790

Depreciation expense was $21,136 for the six months June 30, 2021. Property, plant and equipment at June 30, 2021 includes assets under finance leases of $16,075 and related accumulated amortization of $11,702.
4.    Goodwill and Other Intangible Assets

		June 30, 2021
	Estimated Useful Lives (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets
Customer relationships	10-27.5	$204,800	$(65,445)	$139,355
Developed technology	10	13,800	(5,000)	8,800
Trademarks, tradenames and other	10	13,373	(7,563)	5,810
Permits	10	1,800	(450)	1,350
Indefinite lived intangible assets
Tradename		34,200	—	34,200
Total other intangible assets		$267,973	$(78,458)	$189,515

Estimated future amortization expense for intangible assets is as follows:

2021	$7,777
2022	15,555
2023	15,555
2024	14,922
2025	7,955
Thereafter	93,551
$155,315

The net carrying amount of goodwill as of June 30, 2021 was $315,415, net of accumulated impairment loss of $54,400, and there has not been any activity to goodwill since December 31, 2020.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
5.    Accrued Liabilities

June 30, 2021
Employee compensation and benefit costs	$31,525
Insurance claims reserve	21,825
Other accrued liabilities	16,564
Accrued Liabilities	$69,914

6.    Debt

June 30, 2021
Credit facility revolver	$—
First lien term debt	443,900
Second lien term debt	110,000
Finance lease obligations	2,586
Total debt	556,486
Current maturities of debt	(5,901)
Deferred financing costs	(11,294)
Long-term debt, net	$539,291

In connection with the acquisition of HydroChem LLC in 2017, the Company entered into a $665,000 credit facility (New Facility), which consists of a $460,000 first lien term loan (First Lien), $110,000 second lien term loan (Second Lien) and a $95,000 asset backed lending (ABL) credit agreement. The ABL was increased to $110,000 in December 2018.

The First Lien bears interest at LIBOR plus 3.75% (currently 4.75%) and matures on October 11, 2024. On May 1, 2018, the Company amended the First Lien agreement to reduce the applicable rate from 4.25% to 3.75%. The Second Lien bears interest at LIBOR plus 8.50% and matures on October 11, 2025. Borrowings under the ABL are at either LIBOR or Prime plus an Applicable Rate as defined by the credit agreement, ranging from 0.75% to 2.25%. The ABL matures on October 11, 2022. At June 30, 2021, the Company had zero borrowings and undrawn letters of credit of $26,941, which reduced the capacity on the ABL to $83,049.

Beginning March 31, 2018, the First Lien provides for quarterly principal repayments of $1,150 with the balance due at maturity. The Second Lien does not require mandatory repayments prior to maturity. Both the First Lien and the Second Lien require repayments of Excess Cash Flow (as defined in the New Facility), 100% of net cash proceeds from asset sales (subject to eighteen months reinvestment rights), and 100% of net cash proceeds from nonpermitted debt issuance.

The Company is subject to various exceptions and baskets set forth in the New Facility. The Company and its subsidiaries (other than any unrestricted subsidiaries) are restricted from taking certain actions, including: (i) incurring additional indebtedness; (ii) creating liens on assets; (iii) making investments, loans or advances in or to other persons; (iv) paying dividends or distributions on, or repurchasing stock or other equity interests; (v) repaying, redeeming or repurchasing certain indebtedness; (vi) changing the nature of the Company’s business; (vii) engaging in transactions with affiliates; (viii) undergoing fundamental changes (including mergers); and (ix) making dispositions of assets.

Substantially all of the assets of the Company and its subsidiaries serve as collateral for the New Facility.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
7.    Leases

The Company has long-term operating and finance leases, comprised primarily of equipment, vehicles and real estate lease arrangements. Operating leases have remaining lease terms of 0.5 years to 8 years, and finance leases have remaining lease terms of 1 years to 3 years. Some of the finance leases include automatic renewal options, options to extend the leases and options to terminate the leases.

As of June 30, 2021 the classification of leases in the consolidated balance sheets is as follows:

	Classification	June 30, 2021
Lease assets
Operating leases	Operating lease right-of-use assets	$37,160
Finance leases	Property, plant and equipment	4,374
Total right-of-use assets		$41,534
Lease liabilities
Current
Operating leases	Current maturities of operating lease liabilities	$12,691
Finance leases	Current maturities of long-term debt	1,301
Noncurrent
Operating leases	Operating lease liabilities	25,066
Finance leases	Long-term debt, net	1,285
Total lease liabilities		$40,343

Operating and finance lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the lease liability and the present value of lease payments, management used the Company’s incremental borrowing rate based on the information available at the lease commencement date.

Rental expense for the six months ended June 30, 2021 was $26,013 and is included in cost of revenue and selling, general and administrative expense in the consolidated statements of income and comprehensive income. Operating lease expense for the six months ended June 30, 2021 was $8,482 and is included in the rental expense amount noted above. Financing lease expense for the six months ended June 30, 2021 was $882 and is included in depreciation expense and interest expense, net in the consolidated statements of income and comprehensive income.

Cash paid during the six months ended June 30, 2021 for operating leases was $7,890. Cash paid during the six months ended June 30, 2021 for financing leases $636. During the six months ended June 30, 2021 right-of-use assets obtained in exchange for the lease obligations for operating leases was $1,789, respectively. During the six months ended June 30, 2021 there were no right-of-use assets obtained in exchange for financing leases.

The weighted average remaining lease term of operating and financing leases is approximately 3.57 years and 0.33 years, respectively. The weighted average discounts rates used to determine the operating leases liabilities as of June 30, 2021 was 4.5%.

8.    Income Taxes

The Company records a tax provision or benefit on an interim basis using an estimated annual effective tax rate. This rate is applied to the current period ordinary income or loss to determine the income tax provision

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
or benefit allocated to the interim period. This estimated annual effective tax rate may be significantly impacted by projected earnings. Adjustments to the estimate annual effective tax rate are recognized in the period when such estimates are revised.

The Company’s effective tax rate for the six month ended June 30, 2021 was 29.9% and changed from 10.8% for the year ended December 31, 2021 primarily due to the impact of book income before taxes during the period.

The Company is currently subject to a three-year statute of limitation for federal tax purposes and, in general three to five year statute of limitation for state tax purposes.

9.    Employee Benefit Plan

The Company maintains a 401(k) plan (Plan) covering substantially all employees. Employees are eligible to participate in the Plan on the first of the month following the month of hire. Eligible employees may contribute up to 75% of their annual compensation, subject to the Internal Revenue Service (IRS) maximum contribution limitations. All employee contributions are subject to annual contribution limitations established by either the Plan document or the IRS, depending on the employee’s compensation. Under the Plan, the Company matches in cash 25% of the first 6% of deferrals up to a maximum of approximately thirty-eight hundred dollars. In 2020 the Company suspended the matching provision of the Plan except for its union employees. The matching contributions were $222 for the six months ended June 30, 2021.

10.    Profits-Interest Units

The board of managers of LJ Energy Services, LLC issued Class C profits-interest units to certain members of the management team. These units do not have voting rights. In a distribution, after Class A and Class B units are paid the ‘threshold amount,’ all Class C units proportionately participate in the remaining proceeds. The threshold amount is the fair market value of the Company on the date of issuance of Class C units as determined by the Company in its reasonable discretion.

Class C units vest one-fifth per year for the first four years after issuance. The final one-fifth vests upon a change of control in the Company. The compensation cost is four-fifths of the fair value of each unit recognized over four years and the remaining one-fifth in the year of a change of control in the Company. In the event units are forfeited, the compensation cost related to those units is adjusted. Forfeitures were estimated at 0% at issuance. If a management member ceases to be employed by the Company, the Company has the option to purchase the vested units at the fair market value at that time. Any unvested units at the time of termination of employment are forfeited. If the termination is for cause, all vested units are also forfeited.

On March 5, 2018, following the acquisition of HydroChem LLC in 2017 the Company terminated and cancelled all outstanding Class C units under the original issuance and issued Class C profits interest units to certain members of the management team of the new combined Company. The Company accounted for the change in fair value of the units as a modification under ASC 718.

The estimated fair value of the units was calculated using a Black Scholes model, considering current underlying unit price, strike price, the expected time of the liquidity event, risk-free interest rate, historical volatility of comparable public companies and dividend yield. The fair value of the Class C units was discounted for non marketability and was a weighted average of $248 per unit for units issued in 2021.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
Unvested Class C units outstanding as of June 30, 2021 and the changes during the years were as follows:

	Number of Units	Weighted Average Grant Date Fair Value Per Unit	Total Value
Outstanding and unvested at December 31, 2020	33,498		$7,698
Issued	3,906	248	969
Forfeited	(292)	233	(68)
Outstanding and unvested at June 30, 2021	37,112		$8,599

For the six months ended June 30, 2021, the Company recognized profits-interest unit compensation of $441. At June 30, 2021, approximately $3,210 of future profits-interest unit compensation expense is expected to be recognized over a period of 43 months.

11.    Commitments and Contingencies

Insurance
The Company carries a broad range of insurance coverage that is provided by insurance companies, including worker’s compensation, business auto liability, general liability, commercial property, and umbrella policy and group health insurance. The respective reserves are based on management’s assumptions and estimates regarding the probable outcome of the claims.

Litigation
The Company is a defendant in various lawsuits arising in the normal course of the Company’s business. Substantially all of these suits are being defended by the Company, their insurance carriers or other parties pursuant to indemnification obligations. The Company believes a majority of the claims covered by insurance will be resolved at or for less than the applicable deductibles and that any liability in excess of a deductible will not exceed the limits of the applicable insurance policies. Although the results of litigation cannot be predicted with certainty, the Company believes adequate provision has been made for substantially all of the outstanding claims and the final outcome of any pending litigation will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The Company has provided bonds to third parties for (1) performance and payments to customers and vendors and (2) licenses and permits. At June 30, 2021, these bonds secure total contingent obligations of $7,248.

12.    Related Parties

During the six months ended June 30, 2021 and 2020, the Company had the following transactions with related parties:

•The Company has a management services agreement with its sponsor. For management and advisory services under the management services agreement the Company paid $1,325 for the six months ended June 30, 2021. These fees were included in selling, general and administrative expenses in the consolidated financial statements.
•The Company paid directors’ fees of $76 for the six months ended June 30, 2021. These fees were included in selling, general and administrative expenses in the consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
(amounts in thousands of dollars, except unit amounts)
•The Company purchased safety supplies from a company owned by its sponsor of approximately $575 in the six months ended June 30, 2021.

13.    Subsequent Events

Management has evaluated subsequent events through September 8, 2021, which is the date the financial statements were available to be issued.

On August 3, 2021, Clean Harbors entered into a definitive agreement to acquire the Company for $1.25 billion in an all-cash transaction. Clean Harbors provides services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services.